FLEET Real Estate Capital



 March 19, 1996



 Mr. Edward J. Welch
 Vice President
 Merrill Lynch Mortgage CapitaL Inc.
 World Financial Center, North Tower
 250 Vessey Street
 New York, NY 10281



 Dear Edward:

 Pursuant to Section 3.13 of the Interim Servicing Agreement among Merrill Lynch Mortgage Capital, Inc. (Owner) and Fleet Real Estate CapitaL Inc. (the Servicer), Fleet Real Estate Capital, Inc. certifies to Merrill Lynch Mortgage Capital, Inc. that:

     (a) a review of the activities of Fleet Real Estate Capital during the preceding ralendar year and of its performance under the Agreement has been made under my super-Vision, and

     (b) to the best of my knowledge, based on such review, Fleet Real Estate Capital has fulfilled all of its obligations under the Agreement throughout such year.



 Sincerely,


   Sharon M. Fuller

   Sharon M. Fuller
   Senior Vice President



 cc: Jo Tarbox



                                 Fleet Reai Estate Capital, Inc.
 Mail Stop: MA BO R11F, 245 Summer Street, Boston, MA 02209-9173 617-573-5OO8
                                                          /Fax 617-573-2380